EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of April 20, 2015 by and between Reading International, Inc., a Nevada corporation (the "Company"), and Devasis Ghose (the "Executive").

1.Term of Employment

Subject to the provisions of Section 10 below, the Company shall employ the Executive, and the Executive shall serve the Company in the capacity of Chief Financial Officer for a one (1) year term commencing on May 11, 2015 and ending on May 10, 2016 (the "Term of Employment").  This Agreement shall thereafter be automatically renewed for successive one (1) year terms, unless notice is given by either party of the intent not to renew no less than sixty (60) days prior to the end of any term hereof. Term of Employment includes any renewals of this Agreement as provided above.

2.Duties

During the Term of Employment, the Executive will serve as the Company's Chief Financial Officer and will report directly to the Chief Executive Officer. The Executive shall perform his duties hereunder at the Company's main office during normal business hours and at all other times and locations necessary for the Executive to carry out his duties. The Executive shall devote all of his business time to the Company and shall perform such duties, consistent with his status as Chief Financial Officer of the Company, as he may be assigned from time to time by the Chief Executive Officer.

3.Compensation

During the Term of Employment, the Company shall pay to the Executive as compensation for the performance of his duties and obligations hereunder a salary at the rate of $400,000 per annum. Such salary shall be paid in accordance with the Company's standard payment practices. The Executive's salary shall not be subject to decrease, but may be increased in the Chief Executive Officer's discretion based on his annual assessment of the Executive's performance and other factors.

In addition, and subject to the approval of the Chief Executive Officer, the Company may pay to the Executive an annual target bonus ("Target Bonus") of up to $200,000 in accordance with the Company's standard payment practices. The payment of the Target Bonus is within the sole discretion of the Company.

4.Expenses and Other Benefits.

All travel, entertainment and other reasonable business expenses (including professional dues and conferences) incident to the rendering of services by the

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Executive hereunder will be promptly paid or reimbursed by the Company subject to submission of receipts by the Executive in accordance with the Company's policies in effect from time to time.

The Executive shall be entitled during the Term of Employment to participate in employee benefit and welfare plans and programs of the Company including, without any limitation, any key man or executive life and long term disability insurance, 401(k) or other retirement plans and employee stock option plans to the extent that senior executives of the Company are generally eligible to participate and subject to the provisions, rules, regulations, and laws applicable thereto. Upon the commencement of Executive's employment on May 11, 2015, the Executive shall be granted 100,000 employee stock options, which options shall vest in equal increments annually over a four (4) year period, subject only to the Executive's continued service to the Company on the applicable vesting dates . The exercise price of such options shall be the closing price of the Class A Common Stock of the Company as reported on the NASDAQ Capital Market as of the close of business on May 11, 2015. During the Term of Employment, the Executive shall be entitled to four (4) weeks of vacation.

5.Death or Disability

This Agreement shall be terminated by the death of the Executive and also may be terminated by the Company if the Executive shall be rendered incapable by illness or any physical or mental disability (individually, a "disability") from substantially complying with the terms, conditions and provisions to be observed and performed on his part for a period in excess of ninety (90) consecutive days or one hundred eighty (180) days in the aggregate during any twelve (12) months during the Term of Employment. Notwithstanding the foregoing, the Company shall comply with all applicable disability and leave of absence laws, rules and regulations to the extent they apply to the Executive.

6.Disclosure of Information; Inventions and Discoveries

The Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information (collectively,"development") directly related to the business of the Company conceived, developed or acquired by him alone or with others during the Term of Employment by the Company , whether or not during regular working hours or through the use of material or facilities of the Company. All such developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the Company all drawings, sketches, models and other data and records relating to such development.  In the event any such development shall be deemed by the Company to be patentable, the Executive shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and invest the Company with full title thereto .

7.Non-Competition

The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable. During his employment by the Company, the Executive shall not provide any type of services to any business that in the reasonable judgment of the Company is, or as a result of the Executive's engagement or participation would become, directly competitive with any aspect of the business of the Company.

8.Non-Disclosure

The Executive will not at any time after the date of this Agreement divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to trade secrets (as defined in the Uniform Trade Secrets Act) of the Company, except to the extent such disclosure is (a) in the performance of his duties under this Agreement, (b) required by applicable law, (c) authorized in writing by the Company, or (d) when required to do so by legal process, that requires him to divulge, disclose or make accessible such information.

9.Remedies

The Company may pursue any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure by the Executive to comply with the provisions of Sections 6 or 7 hereof, it being acknowledged by the Executive that the remedy at law for any such failure would be inadequate.

10.Termination

This Agreement and the Executive's employment with the Company may be terminated by the Company (i) in the event of the Executive's fraud, embezzlement or any other illegal act committed by Executive in connection with the Executive's duties as an executive of the Company or (ii) upon thirty (30) days' notice to the Executive if the Executive shall be in breach of any fiduciary duty to the Company or any provision of this Agreement other than as provided in clause (i) above and shall have failed to cure such breach during such thirty (30) day period (the events in (i) and (ii) shall constitute "Cause").  Any such notice to the Executive shall specify with particularity the reason for termination or proposed termination.  In the event of termination under this Section 10 or under Section 5 (except as provided therein), the Company's unaccrued obligations under this Agreement shall cease and the Executive shall forfeit all right to receive any unaccrued compensation or benefits hereunder but shall have the right to reimbursement  of expenses already incurred.

If the Company terminates the Executive without Cause or fails to renew this Agreement without Cause, the Executive shall only be entitled to salary and benefits which he was receiving for a period of twelve (12) months following such termination or non-renewal of this Agreement as the case may be. The twelve (12) months' salary shall be paid in a lump sum within fourteen (14) days of the date of termination.  The

Company shall also pay the Executive's COBRA cost for a period of up to twelve (12) months following the date of termination or such shorter period iif the Executive accepts employment with another entity. In addition, if the Company terminates the Executive without Cause or fails to renew this Agreement without Cause in connection with or within six (6) months following any Change of Control of the Company, then the Executive shall be entitled to salary and benefits for a period of two years from such notice of termination. A Change of Control shall be deemed to have occurred upon the occurrence of any one (or more) of the following events : (i) a sale or disposition of all or substantially all of the assets, or a majority of the outstanding voting stock of the Company (other than to a member or members of the James J. Cotter, Sr. family), or (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination or sale of assets in which the effective control of more than fifty percent (50%) of the voting securities of the Company is transferred to a party other than a member of the James J. Cotter, Sr. family. Notwithstanding any termination of the Agreement pursuant to this Section 10 or by reason of disability under Section 5, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 6,7 and 8. Other than as expressly set forth in this Section 10, the Company shall not be obligated to pay any severance or other benefits from and after the date of the Executive's termination.

It is intended that this Agreement be drafted and administered in compliance with Internal Revenue Code (the "Code") Section 409A, including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations ("IRS Guidance") issued pursuant to Code Section 409A so as not to subject Executive to payment of interest or any additional tax under Code Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Code Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Code Section 409A , the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount  or benefit could be made without incurring such additional tax. In addition, to the extent that any IRS Guidance issued under Code Section 409A would result in Executive being subject to the payment of interest or any additional tax under Code Section 409A, the parties agree to amend this Agreement as required by law in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and Executive. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" (within the meaning of Code Section 409A and IRS Guidance).

11.Resignation

In the event that the Executive's services hereunder are terminated under Section 5 or 10 of this Agreement (except by death), the Executive agrees that he will deliver his written  resignation to the Chief  Executive Officer of the  Company, such resignation to become effective immediately.

12.Data

Upon expiration of the Term of Employment or termination pursuant to Section 5 or 10 hereof, the Executive or his personal representative shall promptly deliver to the Company all books, files, reports, computer databases and files, computers, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession on account of his employment hereunder, but excluding all such materials in the Executive's possession which are personal and not property of the Company.

13.Arbitration

Any dispute or controversy arising under this Agreement or relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy, shall be determined and settled by arbitration in Los Angeles, California pursuant to the Rules then obtaining of the American Arbitration Association.  Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction.

14.Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

15.Assignment

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Company, upon (a) a sale of all or substantially all of the Company's assets, or upon merger or consolidation of the Company with or into any other corporation , and (b) upon delivery on the effective day of such sale, merger or consolidation to the Executive of a binding instrument of  assumption  by  such successors and assigns of the rights and liabilities of the Company under this Agreement,  provided, however, that no such assignment or transfer will relieve the Company from its payment obligations hereunder in the event the transferee or assignee fails to timely discharge them. No rights or obligations of the Executive under this Agreement may be assigned or transferred other than his rights to compensation and benefits, which may be transferred by will or operation of law or as otherwise specifically provided or permitted hereunder or under the terms of any applicable employee benefit plan.

16.Notices

Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or 3 days after mailing in United States certified or registered mail, postage prepaid, to the party for whom intended at the following address:

The Company:

Reading International, Inc. 6100 Center Drive, Suite 900 Los Angeles, CA  90045

The Executive:

Devasis Ghose

c/o Reading International, Inc. 6100 Center Drive, Suite 900 Los Angeles, California  90045

or to such other address as either party may from time to time designate by like notice to the other.

17.General

The terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the Executive and the Company, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company, and any such amendment or modification or any termination of this Agreement shall become effective only after written approval thereof has been received by the Executive. This Agreement shall be deemed to have been drafted equally by both of the parties hereto and the language of this Agreement shall not be construed against any party hereto. This Agreement shall be governed by and construed in accordance with California law.  In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof. In the event of any judicial , arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys ' fees and expenses and court costs.

18.Indemnification

The Company shall at all times (including following the termination of this Agreement) indemnify the Executive to the fullest extent permitted by law in effect as of the date  hereof, or as the same may be hereinafter amended , against all costs, expenses, liabilities and losses (including without limitation, attorneys' fees, judgments, fines, penalties, and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this section, a "Proceeding" shall mean any action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative , in which the Executive is made, or is threatened to be made a party to, or a witness in, such action, arbitration , suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Company or is or was serving as an officer, director , member, employee , trustee or agent of any other entity at the request of the Company.

19.Counterparts

This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other party.

(Signatures on following page)

IN WITNESS WHEREOF , the parties have executed this Agreement as of the day and year first above written.